CONSULTING AGREEMENT

THIS AGREEMENT is made as of July 1, 2005

BETWEEN:

URANERZ ENERGY CORPORATION, a body corporate continued under the laws of Nevada, and having an office at Suite 1410, 800 West Pender Street, Vancouver, British Columbia, V6C 2V6

(the "Company")

AND:

UBEX CAPITAL INC., of Suite 1410 – 800 West Pender Street Vancouver, B.C., V6C 2V6;

(the "Consultant")

          WHEREAS the Company and the Consultant wish to confirm in writing the terms on which the Consultant will continue to perform consulting services to the Company;

          NOW THEREFORE in consideration of the premises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the parties hereto), it is agreed by and between the parties hereto as follows (the “Agreement”):

1.           APPOINTMENT

1.1         The Company hereby confirms the appointment of the Consultant and the Consultant hereby accepts such appointment on the terms and conditions set forth in this Agreement.

1.2         The Consultant shall work at and from an office in Vancouver, B.C.

2.           TERM

2.1         The Consultant’s appointment hereunder shall commence on the date hereof and continue until terminated in accordance with the provisions of this Agreement.

3.           REMUNERATION

3.1         The Company shall pay the Consultant a monthly consulting fee of Cdn $10,000.00 payable monthly.

4.           OTHER COMPENSATION

4.1         The Company shall reimburse the Consultant for all reasonable business, travel and entertainment expenses incurred in the course of the Consultant's employment and for which appropriate statements and vouchers are submitted to the Company.

4.2         Vacation may be taken at such times as the Consultant and the Company may determine, having regard to the operations of the Company.

4.3         The Company may, in its complete discretion, from time to time, grant stock options to the Consultant in accordance with its Stock Option Plans. All stock options granted to the Consultant by the Company will in all respects be governed by the terms of the Stock Option Plan pursuant to which they have been granted and not in any respect by the terms of this Employment Agreement, except as set out in section 6.5.

5.           DUTIES AND RESPONSIBILITIES

5.1         The Consultant shall report to and carry out all lawful instructions and directions given to him by the Board of Directors and such duties and responsibilities as the Board of Directors of the Company may from time to time reasonably determine.

5.2          The Consultant shall faithfully serve the Company and shall use his best efforts to promote the interests thereof.

5.3          During the term of this Agreement, the Consultant shall not, without the prior written consent of the Company, such consent not to be unreasonably withheld, unless such consent would be detrimental to the interests of the Company:

(a)

take any act, the probable result of which would be detrimental to the business of the Company or its subsidiaries or would cause the relations between the Company or its subsidiaries and its suppliers, Consultants, shareholders or others to be impaired.

5.4         The Consultant will retain all confidential information about the business, affairs, prospects, financial plans, mineral properties, mineral resources, business relationships, methods, plans and processes of the Company and its affiliates ("Confidential Information") in the strictest confidence and will not disclose or permit the disclosure of Confidential Information in any manner other than in the course of employment with and for the benefit of the Company or as required by law or by a regulatory authority having jurisdiction. The Consultant will not use Confidential Information for his benefit nor permit it be used for the benefit of any other person or to the detriment of the Company, either during the term of this Agreement or thereafter. The Consultant will take all reasonable precautions in dealing with Confidential Information so as to prevent any person from having unauthorized access to it.

5.5         The Consultant will perform his duties in compliance of all statutes, regulations, and instructions of the US Securities and Exchange Commission.

6.           TERMINATION OF EMPLOYMENT

6.1         In this section 6:

(a)	"Control change" means:

i)

an acquisition of 100% or more of the voting rights attached to all outstanding voting shares of the Company by a person or combination of persons acting in concert by virtue of an agreement, arrangement, commitment or understanding, or by virtue of a related series of such events, and whether by transfer of existing shares or by issuance of shares from treasury or both;

ii)

the amalgamation or consolidation of the Company with, or merger of the Company into, any other person, unless 1) the Company is the surviving person or the person formed by such amalgamation or consolidation, or into which the Company has merged, is a corporation and 2) immediately after giving effect to such transaction at least 60% of the voting rights attached to all outstanding voting shares of the Company or the corporation resulting from such amalgamation or consolidation, or into which the Company is merged, as the case may be are owned by persons who held at least 60% of the voting rights attached to all outstanding voting shares of the Company immediately before giving effect to such transaction; or

iii)

the direct or indirect transfer, conveyance, sale, lease or other disposition, by virtue of a single event or a related series of such events, of 90% or more of the assets of the Company in terms of gross fair market value to any person unless 1) such disposition is to a corporation and 2) immediately after giving effect of such disposition, at least 60% of the voting rights attached to all outstanding voting shares of such corporation are owned by the Company or its affiliates or by persons who held at least 60% of the voting rights attached to all outstanding voting shares of the Company immediately before giving effect to such disposition.

(b)	"Severance Package" means:

(i)

The Company shall provide the Consultant with a payment equal to one times his annual compensation (based on the Consultant's annual compensation at the time of his termination of employment), structured and paid in accordance with the Consultant's instructions, subject to the Company's statutory obligations;

(c)	"Person" includes any corporation, partnership, joint venture or unincorporated association.

6.2         The Company shall be entitled to terminate the appointment and employment of the Consultant:

(a)	by reason of:

(i)

his conduct which is materially detrimental to the business of the Company or which materially and adversely affects his ability to perform his duties hereunder, including excessive use of alcohol or drugs, excessive absences without justification, immoral or improper behaviour or refusal to comply with the reasonable policies or procedures established by the Company;

	(ii)	his inability for any reason to perform his duties hereunder for a continuous period of 26 weeks during the term of this Agreement;

(iii)	his failure to carry out the provisions of this Agreement in a material manner insofar as the failure relates to services and duties to be performed by him;

(iv)

his failure due to incompetence or negligence to perform assigned duties in a manner acceptable to the Company, which failure is not fully remedied by the Consultant within 10 days after notice in writing thereof has been given by the Company to the Consultant;

(v)	his conviction for a criminal offence, which conviction materially and adversely affects the Company; or

(vi)	other just cause,

and upon such termination the Company will pay the Consultant his consulting fee earned to the date of termination in accordance with section 3.1 but the Company shall not be required to provide the Consultant with the Severance Package; or

(b)	at any time without cause by providing the Consultant with the Severance Package as set out in section 6.1 (b) and the stock options as set out in section 6.5.

6.3         If the Company makes a material adverse change in the duties or responsibilities assigned to the Consultant, the Consultant may elect, by notice in writing, within 30 calendar days of the material adverse change, to terminate this Agreement pursuant to section 6.6. If the Consultant notifies the Company of such election, the Company shall provide the Consultant with the Severance Package except as set out in section 6.5.

6.4         If a Control Change occurs, the Consultant may elect, by notice in writing, within 30 calendar days of the Control Change, to terminate this Agreement pursuant to section 6.6. If the Consultant notifies the Company of such election, the Company shall provide the Consultant with the Severance Package as set out in section 6.5.

6.5         If a Control Change occurs and this Agreement is terminated pursuant to section 6.2(b) or section 6.3, all the Consultant's stock options which have not theretofore been exercised, shall terminate 90 days after the date of the Control Change or termination pursuant to section 6.2(b) or section 6.3. The Consultant shall be entitled to exercise only those stock options which have vested pursuant to the Company’s stock option plan prior to 90 days after the date of the Control Change or termination.

6.6         The Consultant may terminate his employment at any time upon giving 60 days' notice to the Company in writing.

6.7         Upon termination of this Agreement, the Consultant agrees that all confidential files, information and documents pertaining to the Company's business shall remain the property of the Company.

7.           GENERAL

7.1         Each provision and paragraph of this Agreement is a separate and distinct covenant and severable from all other such separate and distinct covenants. If any covenant or provision herein contained is determined to be void or unenforceable in whole or in part, such determination shall not affect or impair the validity or enforceability of any other covenant or provision contained in this Agreement and the remaining provisions of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

7.2         This Agreement may not be assigned by the Company or the Consultant without the prior written consent of the other party, which consent shall be in the sole discretion of the other party.

7.3         This Agreement replaces, supersedes and cancels all prior agreements, representations and understandings between the Company and the Consultant in respect of the Consultant's employment by the Company or the termination of such employment.

7.4         No amendment or waiver of any provision of this Agreement shall be binding upon a party unless made in writing and signed by both parties.

7.5          Any notice in writing required or permitted to be given to the Consultant hereunder shall be sufficiently given if served on the Consultant personally or mailed by registered mail, postage prepaid, addressed to the Consultant at his address shown on page one of this Agreement. Any notice so mailed shall be deemed to have been received by and given to the Consultant 2 business days following the date of mailing. Any notice in writing required or permitted to be given to the Company hereunder shall be given by registered mail, postage prepaid, addressed to the Chairman of the Company at its head office. Any notice so mailed shall be deemed to have been received by and given to the Company 2 business days following the date of mailing. Either party may at any time give notice in writing to the other of any change of address of the party giving such notice and from and after the giving of such notice, the address therein specified shall be deemed to be the address of such party for the giving of notices hereunder.

7.6          The Consultant acknowledges that:

(a)	he has read and understands this Agreement; and

(b)	he has been encouraged by the Company to obtain and has obtained independent legal advice in connection with this Agreement and the provisions hereof.

7.7         The provisions of this Agreement and the relationship between the parties shall be construed in accordance with and governed by the laws of British Columbia. The parties hereby attorn to the jurisdiction of the courts of British Columbia.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

URANERZ ENERGY CORPORATION

Per:	“Glenn Catchpole”
Authorized Signatory

SIGNED, SEALED AND DELIVERED	)
by UBEX CAPITAL INC. in the	)
presence of:	)
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	)	“Dennis Higgs”
Dennis L. Higgs
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